Exhibit 10.8
CONSULTING ADVISORY AGREEMENT
Effective as of January 12, 2022 (the “Effective Date”), Silvaco Group, Inc., a Delaware corporation (the “Company”), and Katherine Ngai Pesic (“Advisor”) agree as follows:
1.Services and Payment. Advisor agrees to provide the services described in Exhibit A attached hereto (the “Services)”. As consideration due Advisor for such Services, the Company will provide Advisor with the consideration described in Exhibit A attached hereto. The consulting relationship between the Company and Advisor, whether commenced before, upon or after the Effective Date of this Consulting Advisory Agreement (this “Agreement”), is referred to herein as the “Relationship.” Advisor also currently serves on the Board of Directors of the Company and the parties hereto agree that nothing herein in modifies or changes any of the obligations or rights of Katherine Ngai Pesic in her relationship as a member of the Board of Directors
2.Confidential Information. In relation to his services as a member of the Board of Directors of the Company, Advisor signed a Proprietary Information and Inventions Agreement dated July 1, 2021. Company and Advisor agree that by its terms such Proprietary Information and Inventions Agreement shall continue to apply to Advisor’s Relationship hereunder.
3.Reimbursement for Expenses. Certain expenses may be reimbursable by the Company. Subject to the Company’s policies on reimbursement, Advisor may obtain reimbursement of such expenses by submitting expense reports with receipts or such other documentation as may be required under the Company’s policies. All other expenses incurred by Advisor in connection with providing the Services under this Agreement will be the sole responsibility of Advisor.
4.Term; Termination. This Agreement is effective as of the Effective Date and will continue for a period of twelve (12) months and will renew automatically for subsequent twelve (12) month periods unless terminated in writing by either party, with our without cause upon thirty (30) days’ written notice to the other party, unless earlier terminated as set forth below. Either party may terminate this Agreement at any time, with or without cause, upon ten (10) days’ written notice to the other party. The Company may terminate this Agreement immediately and without prior notice if Advisor refuses or is unable to perform the Services or is in breach of any material provision of this Agreement.
5.Taxes. In conformity with the Advisor’s independent contractor status, The Company will not withhold any amounts for payment of taxes from the compensation of the Advisor hereunder. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or regulations shall be the Advisor’s sole responsibility. Advisor acknowledges and understands and agrees to be responsible for filing all federal and state or city income tax returns and self-employment tax returns. The Company shall furnish Advisor with an IRS 1099 Form indicating all compensation paid to Advisor on an annual basis if required by law.

6.General Provisions.
(a)Governing Law; Venue. This Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).
(b)Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the parties relating to its subject matter and supersedes all prior discussions and agreements (whether oral or written) between the parties with respect thereto. No amendments or waivers to this Agreement will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.
(c)Severability. If any provision of this Agreement is deemed void or unenforceable, such provision will nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement will not be affected.
(d)Successors and Assigns. Advisor may not assign, transfer or subcontract any obligations under this Agreement without the written consent of the Company. Any attempt to do so will be void. The Company may assign its rights and obligations under this Agreement in whole or part. This Agreement will be binding upon Advisor’s heirs, executors, administrators and other legal representatives, and Advisor’s successors and permitted assigns, and will be binding on and for the benefit of the Company and its successors and assigns.
(e)Remedies. Advisor acknowledges and agrees that violation of this Agreement will cause the Company irreparable harm and that the Company will therefore be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, if such bond or security is required, Advisor agrees that a $1,000 bond will be adequate), in addition to any other rights or remedies that the Company may have for a breach of this Agreement. If any party brings any suit, action, counterclaim or arbitration to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court costs.
(f)Notices. All notices under this Agreement must be in writing and will be deemed given when delivered personally or by email, one (1) day after being sent by nationally recognized courier service, three (3) days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other party by written notice, or upon confirmation of receipt of email.

IN WITNESS WHEREOF, the parties have entered into this Consulting Advisory Agreement as of the first date set forth above.

SILVACO GROUP, INC.

By:	/s/ Babak Taheri
(Signature)

Name: Babak Taheri

Title: Chief Executive Officer

ADVISOR:

/s/ Katherine Pesic
(Signature)

Katherine Ngai Pesic
(Print Name)

Address:

EXHIBIT A
SERVICES AND COMPENSATION
Services:
•Provide general consulting services in relation to the management of Silvaco Group, Inc. including such projects as may be requested by the CEO or Board from time to time, relating to the Company’s products, operations, hiring and fund-raising efforts.
Compensation:
•$15,000 annually, to be paid quarterly in arrears on or around the last day of each calendar quarter.
•Participation in the Silvaco, Inc. health, dental and vision benefit plans which may be in effect from time to time during the term of the Agreement, provided that nothing herein shall limit Company’s ability to change, amend or discontinue such plans. Company shall be responsible for 100% of the cost of premiums applicable to Advisor’s participation in such plans.
A-1